Exhibit 4.59

This is an English translation

Supplementary Agreement to the Technology Development Agreement
with respect to Advertisement Union Agency Management Information System

This agreement is made and entered into by and among:

Principal:	Beijing Qihu Technology Company Limited (“Party A”)

Grantor:	Qizhi Software (Beijing) Co., Ltd. (“Party B”)

Execution Venue:	Chaoyang District, Beijing

Execution Date:	January 1, 2011

WHEREAS,

1.	Party A and Party B entered into Technology Development Agreement on December 1, 2012 (“ Original Agreement ”);

2.	Due to the business development of Party A, it is necessary to modify certain provisions of the Original Agreement in relation to price, payment and payment method;

3.	Party B agrees to make such amendments.

 NOW, THEREFORE, through friendly negotiation, both parties hereby voluntarily reach the agreement with respect to the following amendments to the Original Agreement:

Article One: Price, payment and payment method related provisions under Clause 8 of the Original Agreement are amended as follows:

1.	From January 2011, Party A shall issue the invoice prior to the 25th day of every month to confirm with Party B the technology development fee payable to Party B in the said month. Both parties shall reach an agreement on the amount by the end of each month.

2.	Payment Method: through check and bank remittance.

3.	Payment time: Party A shall make the full payment to Party B in one lump sum every month on the amount confirmed by both Parties. To be more specific, prior to the 15th day of every month, Party A shall pay the technology development fee of the preceding month to Party B according the relevant provisions of the Original Agreement.

Article Two: Other provisions and appendix of the Original Agreement shall remain unchanged and still be effective.

Article Three: This agreement shall become effective as of being executed by the legal representative or authorized representative of both parties.

Party A: Beijing Qihu Technology Company Limited

(Chop):	/s/ [Company Stamp of Beijing Qihu Technology Company Limited]
Legal Representative / Authorized Representative:

Party B: Qizhi Software (Beijing) Co., Ltd.

(Chop):	/s/ [Company Stamp of Qizhi Software (Beijing) Co., Ltd.]